EXHIBIT 99.1

                                                                            FOR IMMEDIATE RELEASE
Contacts:

Stephen D. Axelrod, CFA
John Pougnet, CEO	Alisa Steinberg (Media)
XELR8 Holdings, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
(303) 316-8577	(212) 370-4500
CEO@xelr8.com	steve@wolfeaxelrod.com
alisa@wolfeaxelrod.com

XELR8 HOLDINGS RECEIVES AMEX NOTICE REGARDING NONCOMPLIANCE WITH CONTINUED LISTING STANDARDS

DENVER, Colo. - September 11, 2008 -- XELR8 Holdings, Inc. (AMEX: BZI), a provider of functional foods, beverages and nutritional supplements, announced today that it had received a notice from The American Stock Exchange (AMEX) dated September 5, 2008 stating that the Company is not in compliance with certain continued listing standards of the AMEX Company Guide. Specifically, the Company is not in compliance with Section 1003(a)(i) of the Company Guide because the Company’s stockholders’ equity was less than $2,000,000 and it had losses from continuing operations and net losses in two of the last three most recent fiscal years.

The notice is based on a review by the AMEX of XELR8’s Form 10-Q for the quarter ended June 30, 2008, which publicly disclosed the financial status of the Company at that time.

XELR8 must submit a plan by October 6, 2008 advising AMEX of the actions it has taken, or will take, that would bring XELR8 into compliance with Sections 1003(a)(i) of the Company Guide by May 5, 2010. The Company is taking steps to prepare and submit such a plan to AMEX on or before October 6, 2008. Failure to submit a plan, or if the plan is not accepted, the Company could be subject to delisting procedures.

“We highly value our listing on the AMEX and shareholders can expect that we’ll properly prepare a Compliance Plan to address the issues outlined by the AMEX in order to regain full compliance in a timely fashion,” stated Mr. John Pougnet, Chief Executive Officer of XELR8.  “In the event we are unable to regain full compliance, we will continue to provide a market for our Company’s common stock by listing our shares on the OTC Bulletin Board,” continued Mr. Pougnet.

The Listings Qualifications Department of AMEX will evaluate our plan and determine whether it reasonably demonstrates our ability to regain compliance with the continued listing standards within 18 months. If AMEX accepts our plan, we may be able to continue our listing during the plan period provided that we make progress consistent with our plan and comply with other applicable AMEX listing qualifications. If we fail to submit a satisfactory plan or fail to make progress consistent with the plan accepted by the AMEX, AMEX may initiate delisting procedures. During the plan period, we will be subject to periodic review to determine whether we are making progress consistent with the plan. In the event the AMEX doesn’t accept our plan or the Company does not satisfy the listing requirements, the Company’s common stock will continue to be traded  on the OTC Bulletin Board, therefore providing the Company’s shareholders with continued liquidity for their common stock.

About XELR8 Holdings, Inc.

XELR8 Holdings, Inc. is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance. XELR8 has developed a comprehensive line of nutritional supplements and functional foods designed in systems that are easy to take, simple to understand, and conveniently fit within a lifestyle. These include the Company's flagship product, Bazi™, a powerful, concentrated, antioxidant (Vitamins A, C & E) nutritional drink packed with eight different super fruits and berries, including the Chinese jujube plus 12 vitamins and 68 minerals, providing all the daily vitamins and minerals you need in a single, convenient, one-ounce shot.

XELR8's commitment to quality, science and research has earned the Company a loyal following of over 350 world-class athletes and an elite list of endorsers, such as 3-time World Series Champion Curt Schilling, five-time Cy Young Award Winner Randy Johnson; Super Bowl Champions Mike Alstott, Lawyer Milloy and Head Coach Mike Shanahan; professional football superstar Cadillac Williams; Olympians Briana Scurry and Caroline Lalive; Stanley Cup Winner Blake Sloan; and PGA Tour Professional Tom Pernice, Jr. XELR8 products are only available through independent distributors located throughout the nation. For more information about XELR8, please visit www.xelr8.com or www.drinkbazi.com ..

Forward-looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including prospects for XELR8's distribution network. Actual results may differ from those discussed in such forward-looking statements. These forward-looking statements include risks and uncertainties that include the Company's ability to attract and retain distributors; changes in demand for the Company's products; changes in the level of operating expenses; changes in general economic conditions that impact consumer behavior and spending; product supply; the availability, amount, and cost of capital for the Company; and the Company's use of such capital. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2007 and all subsequent filings. Certain statements in this release regarding the Company's agreements are in accordance with the guidelines established by the Federal Trade Commission for endorsements in advertising.
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